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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check this box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

        Dailey,                     Roger                          E.
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        (Last)                      (First)                        (Middle)

        4645 Pinot Noir Drive
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                                    (Street)

        Brazelton                   GA                                30517
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Mutual Risk Management Ltd. (MM)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  December 31, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---

    ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                             (Instr. 8)                                 Owned at the        Direct       Bene-
                                (Month/                                                 end of              (D) or       ficial
                                Day/                                                    Issuer's            Indirect     Owner-
                                Year)                            (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
Common Stock                 04/17/01     A             1,189    A                                                D
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Common Stock                 07/03/01     A               967    A                                                D
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Common Stock                 10/01/01     A             1,156    A                            38,945              D
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

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 2270(7-97)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g. puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
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
Non-Qualified Stock Option               $ 8.960000         12/03/01              A                       15,000
(right to buy)
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Non-Qualified Stock Option               $14.750000
(right to buy)
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Non-Qualified Stock Option               $16.500000
(right to buy)
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Non-Qualified Stock Option               $27.812500
(right to buy)
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Non-Qualified Stock Option               $37.250000
(right to buy)
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
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-                 Amount or                             at End                Indi-              (Instr. 4)
 Exer-         tion         Title      Number of                             of Year               rect (I)
 cisable       Date                    Shares                                (Instr. 4)            (Instr. 4)

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
              12/03/06   Common Stock  15,000                                  15,000                  D
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              12/01/04   Common Stock   7,500                                   7,500                  D
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              12/01/05   Common Stock  15,000                                  15,000                  D
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              12/01/02   Common Stock   7,500                                   7,500                  D
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              12/01/03   Common Stock   7,500                                   7,500                  D
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Explanation of Responses:


   **  Intentional misstatements or omissions of facts constitute Federal        --------------------------------  -----------------
       Criminal Violations.                                                      **Signature of Reporting Person        Date
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not reguired to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 2270 (7-97)